Exhibit (h)(2)

Appendix A

Master Portfolios of the Trust	Administration Fee (as % of net assets)
Money Market Master Portfolio	None[1]
Prime Money Market Master Portfolio	None[1]
Treasury Money Market Master Portfolio	None[1]
LifePath® Dynamic Retirement Master Porfolio	None[1]
LifePath® Dynamic 2020 Master Portfolio	None[1]
LifePath® Dynamic 2025 Master Portfolio	None[1]
LifePath® Dynamic 2030 Master Portfolio	None[1]
LifePath® Dynamic 2035 Master Portfolio	None[1]
LifePath® Dynamic 2040 Master Portfolio	None[1]
LifePath® Dynamic 2045 Master Portfolio	None[1]
LifePath® Dynamic 2050 Master Portfolio	None[1]
LifePath® Dynamic 2055 Master Portfolio	None[1]
LifePath® Dynamic 2060 Master Portfolio	None[1]
S&P 500 Index Master Portfolio	None[1]
U.S. Total Bond Index Master Portfolio	None[1]
CoreAlpha Bond Master Portfolio	None[1]

Active Stock Master Portfolio	0.10
International Tilts Master Portfolio	0.05

Amended: February 23, 2017

[1]	BlackRock is not entitled to receive compensation for providing administration services to these Master Portfolios for so long as BlackRock is entitled to compensation for providing administration services to a feeder fund that invests substantially all of its assets in the Master Portfolio, or BlackRock or an affiliate receives advisory fees from the Master Portfolio.